Exhibit D(4)

AMENDMENT THREE

DATED JUNE 1, 2016 TO THE

INVESTMENT MANAGEMENT AGREEMENT

for

MassMutual Select Total Return Bond Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and MassMutual Select Funds (the “Trust”) entered into an Amended and Restated Investment Management Agreement (the “Agreement”), effective as of November 21, 2011 with respect to the MassMutual Select PIMCO Total Return Fund (now known as the MassMutual Select Total Return Bond Fund) (the “Fund”);

WHEREAS, MassMutual assigned the Agreement to MML Investment Advisers, LLC (“MML Advisers”) on April 1, 2014; and

WHEREAS, MML Advisers and the Trust desire to amend the compensation of MML Advisers as described in the Agreement and any previous amendment:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.30% on the first $2 billion of the average daily net assets of the Fund, and 0.27% on assets in excess of $2 billion, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By: /s/ Brian Haendiges
Name: Brian Haendiges
Title: Vice President

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Total Return Bond Fund

By: /s/ Nicholas H. Palmerino
Name: Nicholas H. Palmerino
Title: CFO and Treasurer